Exhibit 10.1

SECOND AMENDMENT TO
EXPLORATION AGREEMENT

THIS SECOND AMENDMENT TO EXPLORATION AGREEMENT (this “Second Amendment”) is made and entered into effective as of December 31, 2012, by and between URI, Inc., a Delaware corporation, whose address for purposes hereof is 405 State Highway 121 Bypass, Building A, Suite 110, Lewisville, Texas 75067 (hereinafter referred to as “URI”), and Cameco Texas Inc., a Texas corporation, whose address for purposes hereof is 2020 Carey Avenue, Suite 600, Cheyenne, Wyoming 82001 (hereinafter referred to as “Cameco”).  URI and Cameco will be collectively referred to hereinafter as the “Parties,” and individually referred to as a “Party.”

Recitals

A.                                    URI and Cameco are parties to that certain Exploration Agreement effective as of May 10, 2011, as amended by that First Amendment to Exploration Agreement dated September 28, 2012 (collectively, the “Agreement”) concerning the exploration, evaluation and development of certain properties comprising a portion of the Kenedy Ranch in Kenedy County, Texas (the “Kenedy Ranch”).  Those exploration, evaluation and development activities are being conducted pursuant to the terms and conditions of that Uranium Mining Lease Option dated December 1, 2010 between The John G. and Maria Stella Kenedy Foundation (the “Foundation”) and URI as amended (the “Option Agreement”).  Pursuant to the Option Agreement, URI, by either drilling a required number of exploration wells or incurring certain required minimum amounts of exploration and development expenditures, has the option (the “Option”) to enter into one or more long term uranium mining leases covering all or portions of the properties at the Kenedy Ranch.

B.                                    The Parties have completed Phases One and Phase Two under the Agreement.

C.                                    URI and the Foundation have agreed to an amendment of the Option Agreement to allow for the conduct of exploration, evaluation and development activities on an additional portion of the Kenedy Ranch known as the La Parra Division, and to extend the time period within which certain required minimum amounts of exploration and development expenditures must be incurred in order to retain the Option.  The Parties now desire to amend the Agreement in certain respects to reflect the amendments to the Option Agreement.

Amendment

Now, therefore, for and in consideration of the Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

1.                                      Terms defined in the Agreement shall have the same meaning in this Second Amendment unless otherwise defined.

2.                                      The term “Exploration Lands” as defined in Recital A of the Agreement is hereby amended to include the La Parra Division of the Kenedy Ranch, as more particularly described in the attached Schedule A.

3.                                      The definition of the term “Minimum Work Requirement” in the Agreement is hereby amended to mean “expenditure by Cameco for Exploration and Related Work (as set forth in Sections 2.4-2.6, inclusive, below) of a minimum of (i) $1 million during Phase One, (ii) an additional $1,250,000 during Phase Two and (iii) an additional $1.5 million during Phase Three.”

4.                                      The definition of the term “Phase Two” in the Agreement is hereby amended to mean “the period running from the last day of Phase One through the date Cameco expends an additional $1,250,000 in Exploration Expenses in accordance with a Program and Budget approved pursuant to Section 3.1(b).”

5.                                      Two new definitions are hereby added to the Agreement:  “Phase Four,” which shall mean the period running from December 1, 2013 through November 30, 2014, and “Phase Five,” which shall mean the period running from December 1, 2014 through November 30, 2015.

6.                                      Section 2.1 of the Agreement is revised to read as follows:

Rights Granted.  URI hereby grants to Cameco (exclusively) the right to enter upon the Exploration Lands during the Earn-In Period for the purpose of participating with URI in Exploration Programs as contemplated under the KMF Option Agreement, and the right to earn an undivided 40%, 50% or 70% interest in the Leases (the “Acquisition Right”) by (a) making the payments referred to in Section 2.2; and (b) incurring certain required amounts of Exploration Expenses as set forth in Sections 2.4, 2.5 and 2.6.

7.                                      Section 2.7 of the Agreement is revised to read as follows:

Additional Expenditures; Other Joint Expenditures.  The Parties anticipate and acknowledge that the $3,750,000 in Exploration Expenses described in Sections 2.4, 2.5(b) and 2.6(b), above, will not likely constitute a sufficient amount of expenditures to allow them to make a decision as to whether to exercise the Lease Option.  If Cameco elects a 40% or 50% Fixed Acquisition Right, or if Cameco has a 70% Vested Acquisition Right and if neither Party elects to terminate this Agreement within 15 days after the final percentage interests are fixed, each Party shall be responsible, going forward, for funding, in accordance with and subject to its rights under the provisions of Section 3.1(d), its proportionate share (70/30, 40/60 or 50/50) of the remaining required amounts of Exploration Expenses under the KMF Option Agreement until such time as the Lease Option is exercised, unless the Party gives notice of termination pursuant to Section 2.11 or 3.2.

8.                                      The first sentence of Section 3.1(c)(i) of the Agreement is revised to read as follows:

(i)                                     Phase Three shall be funded by Cameco pursuant to a Program and Budget adopted as follows:  Not later than 30 days after providing notice to URI that it intends to proceed with Phase Three, Cameco shall provide to URI a proposed Program and Budget for Phase Three.

9.                                      Section 3.1(d) of the Agreement is revised to read as follows:

Joint Funding Phase.

(i)                                     Exploration Expenses beyond those Cameco agrees to exclusively fund (whether after Phase Three or after an earlier Phase due to an election to acquire a Fixed Acquisition Right under Section 2.5(a) or 2.6(a)) shall be incurred pursuant to a Program and Budget adopted and approved as follows:  Not later than 30 days after Cameco’s interest has become fixed, the Proposing Party, as defined in Section 3.1(d)(iii) below, shall provide to the other Party a proposed Program and Budget for the period running from the end of the Earn-In Period to the end of Phase Three (if Cameco has made an election to acquire a Fixed Acquisition Right prior to the end of Phase Three) or to the end of Phase Four (if Cameco has completed the Minimum Work Requirement and thereby acquired a 70% Vested Acquisition Right), and not later than 30 days prior to the end of each subsequent Phase, the Proposing Party shall provide to the other Party a proposed Program and Budget for the next Phase (each such period an “Additional Phase”).  Within 15 days after its receipt of any such proposed Program and Budget, the other Party shall provide any comments and proposed changes to the Program and Budget.  The Proposing Party shall consider those comments and proposed changes in good faith, but ultimately shall have the authority to determine the final Program and Budget for each Additional Phase in its sole discretion.

(ii)                                  During each Additional Phase, the Parties agree that they shall fund the Exploration and Related Work described in the approved Program and Budget for that Additional Phase on a joint basis, in proportion to their percentage interests in the right to acquire the Leases.

(iii)                               If an Additional Phase commences because Cameco elects not to proceed with exclusive funding beyond Phase One, URI shall be the Proposing Party and the Exploration Operator.  If an Additional Phase commences because Cameco elects not to proceed with exclusive funding beyond Phase Two, Cameco shall become the Exploration Operator, neither party shall be deemed a Proposing Party and the provisions of Section 3.1(b) shall govern selection of the Program and Budget for the Additional Phase.  For Phases Four and Five, Cameco shall be the Exploration Operator (unless Cameco has elected to retain URI as the Exploration Operator during that Phase) and shall be the Proposing Party as to each Program and Budget covering each such Phase, provided that no such Program and Budget shall require Exploration Work beyond that required to maintain the KMF Option Agreement in effect unless the Parties unanimously agree otherwise.

10.                               Section 3.2(c) of the Agreement is revised to read as follows:

Phase Three End.  Within fifteen days after completion of the Phase Three Program and Budget, the Parties will determine whether or not to terminate this Agreement, exercise the Lease Option or incur additional Exploration Expenses.  If the Parties disagree on whether or not they need to incur additional Exploration Expenses, Cameco shall have the authority to make the final determination, and either Cameco or URI may elect to terminate its interest in this Agreement.  If either Cameco or URI elects to terminate its interest in this Agreement, Sections 3.2(d) and 3.2(e) shall apply as to such termination.

11.                               Section 3.3 of the Agreement is revised to read as follows:

Operations Carried Out by Exploration Operator.

During Phase One, URI will serve as the Exploration Operator and carry out the performance of Exploration and Related Work in accordance with the provisions of the Initial Program and Budget.  If this Agreement is not terminated after Phase One, URI will also serve as the Exploration Operator during Phase Two and carry out the performance of Exploration and Related Work in accordance with the approved Program and Budget for Phase Two.  At the end of Phase Two, Cameco will become the Exploration Operator unless it gives notice to URI at least 15 days prior to the end of Phase Two that it desires to retain URI as the Exploration Operator for Phase Three.  At the end of Phase Three, Cameco will become or remain Exploration Operator unless URI was designated as the Phase Three Exploration Operator and Cameco gives notice to URI at least 15 days prior to the end of Phase Three that it desires for URI to remain as the Exploration Operator for Phase Four.  At the end of Phase Four, Cameco will become or remain the Exploration Operator unless URI was designated as the Exploration Operator for Phase Four and Cameco gives notice to URI at least 15 days prior to the end of Phase Four that it desires for URI to remain the Exploration Operator for Phase Five.  The Exploration Operator shall be entitled to make cash calls on a monthly basis upon the other Party for amounts due from the other Party pursuant to Sections 2.4, 2.5(b), 2.6(b) and 2.7 as required in order conduct the Exploration and Related Work set forth in the Initial Program and Budget or the approved Program and Budget then in effect.  The Exploration Operator shall promptly disclose and deliver to the other Party, whenever requested by the other Party, all records, information and data concerning the Exploration Lands derived from its conduct of Exploration and Related Work.  As compensation for the performance of Exploration and Related Work carried out as Exploration Operator, and in lieu of any charges for overhead, general and administrative expenses, URI shall receive a fee equivalent to 8% of the Exploration Expenses incurred each month; such fee to be reduced to 5% for (a) any Exploration Expenses in excess of the Minimum Work Requirement incurred during either Phase One or Phase Two, (b) any Exploration Expenses in excess of $1,500,000 incurred if URI is acting as the Exploration Operator during Phase Three, and (c) any Exploration Expenses in excess of (i) $1,500,000 incurred during Phase Four, and (ii) $2,000,000 incurred during Phase Five if URI is acting as the Exploration Operator during each such Additional Phase.

12.                               The phrase “Applicable Period” as it is used in Section 10.3 of the Agreement has the meaning provided for in Article XIII, Section 13.2 of the Mining Venture Agreement (Exhibit B to the Agreement).

13.                               All references in the Agreement to the “KMF Option Agreement” are to the KMF Option Agreement as amended.

14.                               The Joint Venture Agreement, as that term is defined in Section 2.10 of the Agreement and attached as Schedule B to the Agreement, is revised as follows:

(a)                                 Section 5.1 of the Joint Venture Agreement is revised to read as follows:

5.1                               Participants’ Initial Contributions.

(a)                                 Cameco, as its Initial Contribution, hereby contributes its undivided seventy percent (70%) interest in the Properties to the purposes of this Agreement.  The amount of Four Million Three Hundred Thousand Dollars ($4,300,000) shall be credited to Cameco’s Equity Account on the Effective Date with respect to Cameco’s Initial Contribution.

(b)                                 URI, as its Initial Contribution, hereby contributes its undivided thirty percent (30%) interest in the Properties to the purposes of this Agreement.  The amount of One Million Eight Hundred Forty-Two Thousand Eight Hundred Fifty-Seven Dollars ($1,842,857) shall be credited to URI’s Equity Account on the Effective Date with respect to URI’s Initial Contribution.

(b)                                 Schedule G of the Joint Venture Agreement is revised to read as set forth on Schedule C attached to this Agreement.

15.                               Simultaneous with the execution and delivery of this Second Amendment, Cameco shall reimburse URI the amount of $250,000, which shall constitute reimbursement for the $250,000 payment made by URI to the Foundation as consideration for the amendments made to the Option Agreement.  The amount of that reimbursement shall be credited toward Cameco’s fulfillment of the Phase Three Minimum Work Requirement.

16.                               This Second Amendment shall not be effective unless and until the Foundation and URI have executed and delivered an amendment to the Option Agreement in substantially the form set forth in Schedule B attached hereto.

17.                               Except as expressly modified herein or as made patently necessary to give effect to the provisions of the amendments herein, the parties agree that the Agreement remains in full force and effect in accordance with its existing terms and conditions.

18.                               This Second Amendment may be executed in multiple counterparts, and all such counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed, delivered, and effective from the date first above written.

CAMECO TEXAS INC.,
a Texas corporation

By:	/s/ William P. Goranson
Name:	William P. Goranson
Title:	President

By:	/s/ Jim Stokey
Name:	Jim Stokey
Title:	Vice President, Projects and Growth

URI, INC.,
a Delaware corporation

By:	/s/Terence Cryan
Name:	Terence Cryan
Title:	Interim President and Chief Executive Officer